Exhibit 99

Ross Ayotte Corporate Marketing ON Semiconductor (602) 244-5978 ross.ayotte@onsemi.com	Ken Rizvi Investor Relations ON Semiconductor (602) 244-3437 ken.rizvi@onsemi.com

ON Semiconductor Updates Interest Expense Guidance after Successful

Repayment of $66.4 Million of its 10 Percent Junior Subordinated Notes

PHOENIX, Ariz. – Nov. 14, 2005 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it has repaid $66.4 million of its 10 percent Junior Subordinated Note due 2011 previously issued by the Company’s subsidiary, Semiconductor Components Industries, LLC. The repayment of a portion of the note was financed with cash on hand and reduces the outstanding principal amount of the 10 percent Junior Subordinated Note to approximately $91.0 million. This transaction is expected to enable the Company to reduce its fourth quarter 2005 net interest expense by approximately $0.6 million and its 2006 net interest expense by approximately $5.1 million.

“Coupled with the recently announced conversion of our Series A Cumulative Preferred Stock into common stock, this transaction represents another successful action taken by the Company to eliminate high cost securities from the balance sheet and improve our overall capital structure” said Donald Colvin, ON Semiconductor senior vice president and CFO. We have been very successful this year, growing cash, cash equivalents and short-term investments by over $86 million through the first three quarters of 2005. As part of our financial strategy, we are using the cash generated from operations to reduce our overall debt levels, starting with the highest cost debt first.”

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

ON Semiconductor Updates Interest Expense Guidance 2 – 2 – 2 – 2

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to fourth quarter of 2005 net interest expense savings, 2006 net interest expense savings and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2004 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.